MOMENTOUS ENTERTAINMENT GROUP NEGOTIATES CREDITOR SETTLEMENT FOR POOLWORKS DEBT AND CLOSES ON GERMAN SOCIAL NETWORKS STUDIVZ AND MEINVZ ACQUISITION

Social Media Acquisition Expands Distribution in Germany, Switzerland and Austria

LAS VEGAS, NEVADA, February 8, 2017 – Momentous Entertainment Group, Inc. (“Momentous”) (OTCBB:MMEG), a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platforms, announced today that it has reached an agreement with Poolworks’ major creditor and executed a definitive agreement resulting in the completion of the acquisition of Poolworks Germany Ltd (“Poolworks”), one of the largest social media companies in Europe with its social networks studiVZ and meinVZ, for $10 million in preferred stock.

The studiVZ platform was founded in 2005 in Berlin and received investment capital from Lukasz Gadowski, Georg von Holtzbrinck Publishing Group and the Samwer brothers. It was acquired along with meinVZ by Georg von Holtzbrinck Publishing Group in 2007 for 85 million euros and then by financiers Michael Pope and Adam Levin in 2012. Today, studiVZ and meinVZ has nearly 10 million registered users and over 40M ad impressions per month, largely in the German-speaking countries of Germany, Switzerland and Austria.

Momentous is committed to relaunching the Poolworks web and mobile platforms to increase user engagement and retention. Users will see expanded video features such as a new OTT streaming service and an easy-to-use e-commerce capabilities to attract a wider audience and additional revenue. The executive team at Momentous is committed to maintaining a strong focus on information security for its users, something that competing German social networks continue to neglect.

Momentous’ CEO, Kurt Neubauer, stated, “Our management team was very concerned when we came to understand the gravity of the credit issues with Poolworks. But, after a number of discussions and negotiations, Momentous’ management has reached an settlement agreement with the Poolworks creditor. We are very pleased that the creditor was willing to come to the table and negotiate a positive solution for the Company and its shareholders.” Mr. Neubauer also stated, “This has allowed Momentous the ability to close on the acquisition and begin to advance Poolworks social media system to enhance it’s users experiences by offering new features such as our streaming media services and other industry leading product enhancements.”

About Poolworks Germany Ltd.

Poolworks’ studiVZ and meinVZ record nearly 10 million registered users between the ages of 16 and 59 and over 40 million ad impressions per month. Established in Germany in 2005, Poolworks has evolved into a recognizable household name by developing new platforms, integrating content, and marketing social games. To learn more, visit Poolworks’ websites: www.studivz.net and www.meinvz.net.

About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platoforms. Momentous has a combined management experience of more than 100 years in entertainment, technology and marketing.

Please note the Company may use social media to communicate with the public. This communication may include information that could be deemed material information. As a result, the Company encourages interested parties to review the information that it posts on the following social media channels: Facebook (https://facebook.com/momentousent13), Twitter (https://twitter.com/momentousent13), and LinkedIn (https://www.linkedin.com/company/10623581).

To learn more, visit Momentous Entertainment Group’s websites: Products Site www.momentousent.com, Music Site www.momentousmusic.com, Music One Corp www.music1.biz and Poolworks’ www.studivz.net and www.meinvz.net.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

Contacts:

Tim Williams 800-314-8912 investors@momentousent.net